POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below, does hereby make, constitute and appoint the following individuals as his true and lawful attorneys-in-fact and agents with all power and authority on his behalf to sign his name, in any and all capabilities, on Forms N-4 and S-3 registration statements of Pruco Life Insurance Company and Pruco Life Insurance Company of New Jersey, including but not limited to, Prudential Premier Retirement Variable Annuity (X,B,L,C Series and Advisor Series) (File Nos. 333-162673, 333-162680, 333-162678 and 333-162676), Prudential Premier (B,L,X Series and Bb Series) (File Nos. 333-130989, 333-144639, 333-131035 and 333-144657), the Pruco Life Insurance Company and the Pruco Life Insurance Company of New Jersey MVA options (File Nos. 333-162683, 333-157327and 333-100713), and new variable annuity products which were filed with the Securities and Exchange Commission on November 8, 2010 (File Nos. 333-170466 and 333-170468):  Joseph D. Emanuel, C. Christopher Sprague, Lynn K. Stone, and Raymond A. O’Hara III.

This grant of authority extends to any and all amendments to such registration statements and also grants such attorneys-in-fact full power to appoint a substitute or substitutes to act hereunder with the same power and authority as said agent and attorney-in-fact would have if personally acting.

The undersigned does hereby ratify and confirm all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, the undersigned has subscribed hereunder this 6th day of December, 2010.

/s/Steven Weinreb
Steven Weinreb
Chief Accounting Officer and Chief Financial Officer
Pruco Life Insurance Company
Pruco Life Insurance Company of New Jersey